Exhibit 99


              Siliconix Reports Earnings for Third Quarter 2004

    SANTA CLARA, Calif., Nov. 3 /PRNewswire-FirstCall/ -- Siliconix incorporated (Nasdaq: SILI), an 80.4% subsidiary of Vishay Intertechnology, Inc. (NYSE: VSH), announced net income of $15.9 million, or $0.53 per share, for the third quarter ended October 2, 2004. This is a 65% increase over the net income of $9.6 million, or $0.32 per share, in the third quarter of 2003 and a 4% increase over the $15.2 million, or $0.51 per share, for the second quarter ended July 3, 2004. Sales for the third quarter of 2004 were $115.2 million, 18% more than the sales of $97.4 million for the third quarter of 2003 and 5% less than the sales of $120.7 million for the second quarter of this year.
    Net income for the first nine months of 2004 was $45.1 million, or $1.51 per share, 56% more than the net income of $28.9 million, or $0.97 per share, for the first nine months of 2003. Sales for the first nine months of 2004 were $354.3 million, 25% more than the sales of $283.4 million for the first nine months of 2003.
    The gross margin for the third quarter of 2004 was 33%, compared to 29% for the third quarter of 2003 and 33% for the second quarter of 2004. The year-to-year improvement was a result of the increase in sales, better pricing, an improved product mix, and cost reduction efforts which more than offset the increased use of outside subcontractors. On a sequential basis, the company was able to maintain the same 33% margin, even with 5% lesser sales, with better pricing and a better product mix.
    Research and development expenses increased by $761,000 from the third quarter of 2003 and decreased by $410,000 from the second quarter of this year. The year-to-year quarterly increase was attributable to increased investment in our R&D activities, and the sequential decrease resulted from increased allocation of engineers' time to technology transfers to foundries.
    Dr. King Owyang, Siliconix President and CEO, said, "During the first half of this year, our distribution customers, particularly in Asia, booked orders in anticipation of increased end-customer demand. Demand did increase, but not as much as anticipated. Therefore, our third quarter results reflected inventory realignment between our distributors' order rates and their resale rates to their customers. This was particularly noticeable in our September bookings. At the end of the quarter, our backlog was 22% lower than at the end of the second quarter. We understand that our distributors' resales to their customers increased substantially in September, and they expect a strong October and November as well. This is consistent with inputs from our major OEM customers that their fourth-quarter demand should be the strongest of the year. However, our customers are definitely more cautious in their ordering patterns than earlier this year; therefore, we anticipate the possibility of further inventory corrections in the fourth quarter. In short, there is as much uncertainty in the marketplace now as we have seen in the last several years. Notwithstanding this environment, we are maintaining our share in our major markets, so it is apparent that our competitors in these markets are dealing with similar phenomena."
    He continued, "Our efforts to increase our capacity are yielding results, and lead times are decreasing, but this has also allowed our customers to be more conservative in their ordering. We expect distribution bookings to pick up again by the end of the year, but we are unlikely to feel the impact from this until next year."
    He noted, "New product introductions continue to be key in capturing the design opportunities and providing technical solutions to innovative application challenges. In the third quarter, we released a total of 40 new products in our Power IC, Power MOSFET, and Analog Switch product families. New to our portfolio is a family of SCSI Terminators to provide a second source option in the marketplace. PowerPAK(R) 1212 MOSFETs that rival the performance ratings of the SOIC-8 packages at one-third the size have been introduced for power supply and fixed telecom applications. A selection of P-channel MOSFETs for automotive load switching was introduced in a variety of packages and breakthrough performance ratings. This family offers the added advantage of reduced parts count, reduced systems cost, and increased system reliability."
    Dr. Owyang added, "Our third quarter design activity remains strong with the addition of 280 new design wins for graphics cards; plasma and LCD displays; consumer goods such as PDAs, digital still cameras, and games; and power supply and fixed telecom applications."
    He concluded, "Our consistent approach to solution-based investments will continue to enhance our leadership in key markets. At the same time, our cost reduction programs and improving manufacturing efficiencies position us to further penetrate power management applications in the telecommunications, portable computer, consumer, industrial, and automotive markets. We believe that this strategy is behind our success, both in the marketplace and financially. The Company's financial position remains very strong; we are debt-free and continue to finance our growth with internal profits."

    Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2003 worldwide sales of $392.1 million, the Company's facilities include a Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and an affiliated Class 1 wafer fab located in Itzehoe, Germany. The Company's products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.

    Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at http://www.vishay.com.

    These results will be discussed during the Vishay Intertechnology, Inc. conference call scheduled for today, November 3, 2004 at 11:00 AM (EST). The dial-in number for the conference call is 888-428-4474 (612-332-0630 if calling from outside the United States or Canada). The conference operator will require the following information in order to admit you into the call:
Company Name: Vishay Intertechnology, Inc. and Moderators: Vishay Executives. There will be a replay of the conference call from 2:30 PM (EST) on Wednesday, November 3, 2004 through 11:59 PM (EST) on Monday, November 8, 2004. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 751217.
    There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section for Siliconix at http://ir.siliconix.com.

    Statements contained herein that relate to the Company's future performance, including statements with respect to anticipated improvements in the Company's business and business climate, future product innovation, and implementation of cost savings strategies, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, cancellation of orders in our backlog, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    Siliconix incorporated
    Consolidated Balance Sheets
    (Unaudited, in thousands)                    October 2,       December 31,
                                                    2004              2003
    Assets
    Current assets:
      Cash and cash equivalents                   $311,312          $279,464
      Accounts receivable, net                      47,402            49,807
      Accounts receivable from affiliates           21,271            27,800
      Inventories                                   64,672            63,229
      Other current assets                          22,287            24,429
      Deferred income taxes                          3,508             3,508
        Total current assets                       470,452           448,237

    Property and equipment, at cost:
      Land                                           1,715             1,715
      Buildings and improvements                    58,704            57,761
      Machinery and equipment                      393,581           369,350
                                                   454,000           428,826
      Less accumulated depreciation                308,149           284,735
                                                   145,851           144,091

    Goodwill                                         7,445             7,445
    Other assets                                    25,657             1,397
        Total assets                              $649,405          $601,170

    Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable                             $33,823           $31,196
      Accounts payable to affiliates                18,669            32,256
      Accrued payroll and related
       compensation                                 11,185             8,776
      Other accrued liabilities                     33,461            30,843
        Total current liabilities                   97,138           103,071

    Accrued pension benefits                         3,320             3,137
    Deferred income taxes                           15,498            15,498
    Other non-current liabilities                   60,862            52,161
    Minority interest                                3,323             3,143
        Total liabilities                          180,141           177,010
    Commitments and contingencies
    Stockholders' equity:
      Common stock                                     299               299
      Additional paid-in-capital                    59,373            59,373
      Retained earnings                            410,704           365,619
      Accumulated other comprehensive loss          (1,112)           (1,131)
        Total stockholders' equity                 469,264           424,160
        Total liabilities and
         stockholders' equity                     $649,405          $601,170



    Siliconix incorporated
    Consolidated Statements of           Fiscal Quarter    Nine Fiscal Months
    Operations                                Ended              Ended
    (Unaudited, In thousands, except    Oct. 2,  Sept. 27,  Oct. 2,  Sept. 27,
    for per share information)            2004     2003      2004      2003



    Net sales                           $115,207  $97,411  $354,283  $283,444
    Cost of products sold                 77,636   69,555   241,674   200,234

    Gross profit                          37,571   27,856   112,609    83,210

    Operating expenses:
    Research and development               5,467    4,706    16,638    14,419
    Selling, marketing, and
     administrative expenses              12,359   11,460    39,366    33,518

    Operating income                      19,745   11,690    56,605    35,273

    Interest income                        1,034      610     2,331     1,810
    Other (expense) income net              (372)      92      (954)      117

    Income before taxes and minority
     interest                             20,407   12,392    57,982    37,200
    Income tax provision                  (4,477)  (2,722)  (12,717)   (8,146)
    Minority interest in income of
     consolidated subsidiary                 (60)     (60)     (180)     (180)

    Net income                           $15,870   $9,610   $45,085   $28,874

    Net income per share (basic and
     diluted)                              $0.53    $0.32     $1.51     $0.97

    Shares used to compute net income
     per share                            29,879   29,879    29,879    29,879

     Contact:  Peter G. Henrici, Vice President,
               Investor Relations, Siliconix incorporated
               (Nasdaq: SILI)
               408-567-8400

               Robert A. Freece,
               Executive Vice President
               Vishay Intertechnology, Inc.
               (NYSE: VSH)
               610-251-5252

SOURCE  Siliconix incorporated
    -0-                             11/03/2004
    /CONTACT: Peter G. Henrici, Vice President, Investor Relations, Siliconix incorporated, +1-408-567-8400; or Robert A. Freece, Executive Vice President, Vishay Intertechnology, Inc., +1-610-251-5252/
    /Web site:  http://ir.siliconix.com /
    /Web site:  http://www.vishay.com /
    /Web site:  http://www.siliconix.com /
    (SILI VSH)

CO:  Siliconix incorporated; Vishay Intertechnology, Inc.
ST:  California
IN:  CPR SEM TLS CSE
SU:  ERN MAV CCA